    April 19, 2021
via email
Rafael Pons
[* * *]
[* * *]

RE:    Offer of Promotion (Chief Manufacturing Officer)

Dear Ralph:

We are pleased to extend to you an offer of promotion to the position of Chief Manufacturing Officer with Trecora Resources, a Delaware corporation (the “Company”). Below are the terms and conditions of your promotion if you were to accept this offer:

1.Position: Your title will be Chief Manufacturing Officer and you will report to Patrick Quarles, the President and Chief Executive Officer of the Company. The scope of your duties will be those customary to an individual performing the same or similar services for companies comparable to the Company. This is a full-time position based in the Company’s corporate headquarters located in Sugar Land, Texas, and typically requires more than 40 hours per week.

2.Effective Date: If you accept this offer, your start date in your new role shall be Saturday, May 15, 2021, or another mutually agreed upon date (the “Effective Date”).

3.Base Salary: The Company will pay you an annual base salary at a rate of $300,000 per year. Your new base salary will be payable in accordance with the Company’s standard payroll schedule, beginning on your Effective Date. Your salary will be subject to adjustment at the discretion of the Company from time to time.

4.Annual Cash Incentive Plan: You will be entitled to continue to participate in the Company’s annual cash incentive plan with a new annual cash bonus target of 55%. Any annual cash bonus will be prorated based on your periods of service prior to and after the Effective Date, and the applicable cash bonus target in effect, and base salary paid, for such periods. In particular, please note:

(a)For the period from January 1, 2021 to the Effective Date, your prorated annual cash bonus target will be based on your previous annual cash bonus target of 40% of the cumulative base salary that you are paid for such period;
(b)For the period from the Effective Date to December 31, 2021, your annual cash bonus target will be 55% of the new base salary that you are paid for such period; and
(c)For future calendar years, your annual cash bonus target will be 55% of the cumulative base salary that you are paid in such applicable calendar year.

Your annual cash bonus target will be subject to adjustment at the discretion of the Company from time to time.

5.Annual Long Term Incentive (“LTI”) Plan: You will be entitled to continue to participate in the Company’s LTI plan with a new annual LTI award target of 55%. Any annual LTI equity award will be prorated based on your periods of service prior to and after the Effective Date, and the applicable LTI award target in effect, and base salary paid, for such periods. In particular, please note:

(a)On February 25, 2021, you were granted 12,640 restricted stock units (the “Initial 2021 LTI Award”) under the LTI Plan based upon your then current annual LTI award target of your then current salary (40% of $225,000);
(b)On the Effective Date, after taking into account the Initial 2021 LTI Award, you shall be granted a prorated number of additional restricted stock units (the “Additional 2021 LTI Award”) under the LTI Plan for the period from the Effective Date to December 31, 2021, based upon your new annual LTI award target of the new base salary (55% of $300,000); and
(c)For future calendar years, your annual LTI award target will be 55% of the base salary in effect at the time of such grant in such applicable calendar year.

The Additional 2021 LTI Award will be treated in the same manner as the Initial 2021 LTI Award, including with respect to the award structure, vesting schedule, and the determinations of achievement of applicable performance metrics for the performance-based portion of the LTI equity awards.

Your annual LTI award target will be subject to adjustment at the discretion of the Company from time to time. Any future LTI equity awards will be administered in accordance with their respective plan and award documents, and except as otherwise provided in the Company’s executive compensation program, vesting will be subject to you still being employed by the Company on the vesting dates.

6.Employee Benefits: As an employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits and vacation programs and these programs will not be affected by this promotion. You will also be entitled to participate in the Company’s Change of Control Severance Plan to the extent applicable to you under the terms of the plan.

7.Employment Relationship:

(a)Your employment with the Company is for no specific period of time and will continue to be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)The Company reserves the right to terminate employment of any employee for just cause at any time without notice and without payment in lieu of notice. The Company will be entitled to terminate your employment for any reason other than for just cause, upon providing to you such minimum notice as required by law.

(c)While you are employed by the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or its subsidiaries. By countersigning this letter, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

8.Tax Advice: You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.Entire Agreement: This letter constitutes the entire agreement of you and the Company, and supersedes any prior or contemporaneous written or oral agreements between the parties regarding the subject matter contained in this letter, and this letter may only be modified by a written document signed by you and a duly authorized representative of the Company.

10.Governing Law: This letter shall be governed by, and construed and enforced under, the laws of the State of Texas, U.S.A., without regard to its otherwise applicable conflicts of laws rules.

If you agree with the terms of this offer of promotion, please return a countersigned copy of this letter in portable document format (pdf) to me via email (pquarles@trecora.com) on or before April 20, 2021. Upon your acceptance of this offer, the Company will provide you with any necessary paperwork and instructions. We look forward to your continued contributions to the Trecora team.

Sincerely,

Trecora Resources

By: /s/ Patrick D. Quarles
    Patrick D. Quarles

    President and Chief Executive Officer

Accepted and agreed to
as of April 19, 2021

/s/ Rafael Pons
Rafael Pons